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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                               QLOGIC CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                  33-0537669
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                              3545 Harbor Boulevard
                          Costa Mesa, California 92626
          -------------------------------------------------------------
          (Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a current registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
-------------------                            ------------------------------
       None                                            Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                               Rights to Purchase
                  Series A Junior Participating Preferred Stock
               ---------------------------------------------------
                                (Title of Class)

                          Series A Junior Participating
                   Preferred Stock, par value $0.001 per share
               ---------------------------------------------------
                                (Title of Class)


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ITEM 1.         DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                On November 19, 1997, QLogic Corporation (the "Company") executed an Amendment to Rights Agreement (the "Rights Amendment") to the Rights Agreement dated as of June 4, 1996 (the "Rights Agreement") between the Company and Harris Trust Company of California, as Rights Agent. The Rights Amendment provides that the purchase price (the "Purchase Price") for each one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value per share (the "Preferred Stock") shall initially be $225.00, whereas the original Rights Agreement had provided for a Purchase Price of $45.00. The Rights Amendment further provides that any future supplement or amendment of the Rights Agreement shall be effective only (a) if there are Continuing Directors and (b) if a majority of the Continuing Directors, at a properly called and held meeting of the Company's Board of Directors, votes in favor of the adoption of such proposed supplement or amendment. Under the Rights Agreement, a Continuing Director is member of the Company's Board of Directors who is not an Acquiring Person, i.e., a beneficial owner of 15% or more of the Company's outstanding stock, or an affiliate or associate of an Acquiring Person.

                A copy of the Rights Amendment is filed as an Exhibit hereto and the original Rights Agreement was filed as Exhibit 2.1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 19, 1996. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

                This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Rights Amendment, each of which is incorporated herein by this reference.

ITEM 2.         EXHIBITS

               1. Rights Agreement, dated as of June 4, 1996, between the Company and Harris Trust Company of California, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed June 19, 1996.)

               2. Amendment to Rights Agreement, dated as of November 19, 1997 between the Company and Harris Trust Company of California, as Rights Agent.

                                                                               2

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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       QLOGIC CORPORATION


                                       By: /s/ H. K. DESAI
                                           -------------------------------------
                                           H. K. Desai,
                                           President and Chief Executive Officer

Date:  November 19, 1997
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                                 EXHIBIT INDEX


EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
   1.         Rights Agreement, dated as of June 4, 1996, between the Company and Harris Trust Company of California, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of
              Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit
              1 to the Company's Registration Statement on Form 8-A filed June
              19, 1996.)

   2. Amendment to Rights Agreement, dated as of November 19, 1997 between the Company and Harris Trust Company of California, as Rights Agent.